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                                                                  Exhibit 10.181

                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

     This First Amendment to Purchase and Sale Agreement (the "First Amendment") dated as of March 30, 2004, amends and modifies that certain Purchase and Sale Agreement ("Agreement") executed by Inland Real Estate Acquisitions, Inc., as the Purchaser, on February 26, 2004 and executed by Pine Ridge Plaza, LLC, as the Seller, on February 27, 2004 for purchase and sale of the Property commonly known as Pine Ridge Plaza Shopping Center and legally described on Exhibit A attached hereto. Unless defined herein, all capitalized terms shall have the same meanings as set forth in the Agreement. All future references to the Agreement shall include the original Agreement and this First Amendment.

     In consideration of the mutual promises contained in and for other good and valuable consideration the receipt and sufficient of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

     1. The Seller acknowledges that it has not made all delivery of the Inspection Documents required by Purchaser. Therefore, expiration date of the General Inspection Period is hereby extended from April 2, 2004 until April 9, 2004.

     2. Except as modified hereby, the Agreement shall remain in full force and effect in accordance with its terms.

     This Amendment may be signed in counterparts.

     IN WITNESS WHEREOF, said parties hereunto subscribe their names.

PURCHASER:                     INLAND REAL ESTATE ACQUISITIONS, INC.,
                               a Delaware corporation

                               By:  /s/ Lou Quilici
                                  ----------------------------------------------
                                    Lou Quilici, Senior Vice President

                               Date: __________, 2004


SELLER:                        PINE RIDGE PLAZA, LLC,
                               a Missouri limited liability company


                               By:  /s/ Todd H. Epsten
                                  ----------------------------------------------
                                    Todd H. Epsten, Manager

                               Date: 3/30/04, 2004

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                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (the "Agreement") is made and entered into by and between Inland Real Estate Acquisitions, Inc. ("Purchaser") and Pine Ridge Plaza, LLC ("Seller").

                                   WITNESSETH:

     WHEREAS, Seller is the owner in fee simple of a certain parcel of real property, buildings containing approximately 226,471 square feet of net rentable retail space, the improvements thereon and certain Intangible Property (described in Section 3(b)(iii)), commonly known as Pine Ridge Plaza Shopping Center and located at the southeast corner of 31st and Iowa Streets in Lawrence, Kansas, said real property legally described on EXHIBIT A attached hereto and incorporated herein (such real property, improvements and Intangible Property collectively referred to herein as the "Property"); and

     WHEREAS, Purchaser and Seller desire to enter into this Agreement to provide for the sale of the Property by Seller and Purchaser upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

     1. PURCHASE AND SALE. At the price and upon the terms, conditions and provisions herein contained, Seller agrees to sell Purchaser, and Purchaser agrees to buy from Seller, the Property.

     2. PURCHASE PRICE. The purchase price (the "Purchase Price") for the Property shall be Twenty-Six Million Nine Hundred Eighty-One Thousand Five Hundred Dollars ($26,981,500). The Purchase Price shall be payable to Seller as follows:


     (a) Purchaser shall deposit the sum of Two Hundred Fifty Thousand Dollars ($250,000) earnest money (the "Earnest Money") with an escrow officer at Chicago Title Insurance Company, 171 N. Clark Street, Chicago, IL 60601, Attn: Nancy Castro, Division 2 Escrow, Phone (312) 223-2709, Facsimile (312) 223-2108 (the "Title Company"), within three (3) days after the Effective Date (as defined in Section 10). Purchaser shall deliver to Seller a receipt from the Title Company indicating that the Earnest Money has been received by the Title Company. The cost of said escrow shall be borne equally by Purchaser and Seller. The Title Company shall deposit the Earnest Money in an interest-bearing account (at Purchaser's cost and expense) in order to earn the highest interest then available. The interest earned thereon shall be added to and become a part of the Earnest Money. The Earnest Money and interest earned thereon shall be applied to the Purchase Price at Closing, or distributed as set forth herein.

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     (b)  The balance of the Purchase Price, as adjusted pursuant to the terms of this Agreement, shall be paid to Seller at Closing (defined in Section 3(a)) by cash, wire transfer or cashier's check.

     (c) The Closing shall take place on the Closing Date with the Title Company pursuant to separate written instructions of Seller and Purchaser. Seller shall pay the costs of obtaining the Purchaser's title insurance as required in this Agreement and the Survey, as hereinafter defined, for the Property, all state and county deed stamps and all capital gains taxes. Purchaser shall pay the costs of all recording fees and any mortgage registration tax. Each party shall pay one-half of the escrow fees of the title company. Seller's costs for providing Purchaser its title insurance as required by this Agreement and endorsements required by Purchaser shall not exceed $.50 per $1,000.00 of title insurance, $500.00 for all required endorsements and one-half of $500.00 closing escrow fee.

     3.   CLOSING AND CONVEYANCE OF TITLE

     (a) Subject to Section 16(b), the closing of the purchase of the Property shall be held thirty (30) days following the end of the General Inspection Period, or on a date mutually acceptable to the parties ("Closing" or "Closing Date").

     (b) Seller shall deliver to Purchaser/Title Company, on or before the Closing Date, the following closing documents in form mutually acceptable to the parties:

          (i) a recordable special warranty deed conveying to Purchaser marketable and insurable fee simple title to the Property, free and clear of all liens and encumbrances, subject only to Permitted Exceptions (as defined in Section 4(b)).

          (ii) duplicate counterparts of an assignment and assumption of all of Seller's right, title and interest in and to the Leases (as defined in Section (3(d) and listed on EXHIBIT B) (the "Lease Assignment").

          (iii) duplicate counterparts of an assignment and assumption, duly executed and acknowledged by Seller, conveying to Purchaser title to the Intangible Property owned or held by Seller in connection with the Property, free and clear of all encumbrances (the "Intangible Property Assignment"). The intangible property includes, without limitation: (1) all rights under contracts and agreements entered into by Seller or its agents in connection with the Property; (2) all plans and specifications prepared in connection with the construction of the improvements to the Property which shall include "as-built" plans and specifications; (3) all construction contracts entered into a connection with the construction of the improvements to the Property; (4) all guarantees, service contracts and warranties, and all guarantee, service contracts and warranties pertaining to the construction

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                    of the improvements to the Property, the acquisition of the
                    Property; (5) all correspondence and contracts with suppliers and the Tenants; (6) all booklets and manuals, advertising materials, utility contracts, telephone exchange numbers (if any), licenses, easements, and such other rights, including proof of dedications, as may be necessary for vehicular and pedestrian ingress and egress and the maintenance of utilities, parking, common area and other site improvements, and other governmental permits and permissions relating to the Property, the improvements thereto, and the operation thereof (hereinafter collectively referred to as the "Intangible Property") together with copies of the Intangible Property items;

          (iv) such documents, affidavits and statements as may be reasonably required by the Title Company to provide Purchaser with the Title Policy described in Section 16(a) hereof;

          (v)       a signed Closing Statement;

          (vi) an affidavit from Seller stating (a) its taxpayer identification number, and (b) it is not a "foreign person" within the meaning of Section 1445 et seq. Of the Internal Revenue Code of 1986 as amended;

          (vii) original executed copies, or copies certified to be true, correct and complete, of (1) the Leases and any amendments thereto; and (2) all guarantees, service contracts, warranties and other documents relating to the Property which are to be conveyed to Purchaser pursuant to Section 3(b)(iii) herein;

          (viii) Tenant Estoppel Certificates received by Seller from the Tenants (defined in Section 6(a) and listed on EXHIBIT B); The form of the Estoppel Certificates is attached hereto as Exhibit C; provided, however, the estoppel certificates to be issued by Kohl's Department Stores, Inc., and the tenants for the Old Navy, IHOP, Famous Footwear, Bath & Body Works, Michael's and Bed, Bath and Beyond will be on forms attached to such tenants' leases and, if no form is attached to such tenants' leases, then on the standard forms issued by such tenants;

          (ix) certified mail return receipt requested letters to the Tenants notifying each of them of the change in the ownership of the Property and directing them to make all payments due under their lease to such place as Purchaser may designate;

          (x) A recertification of all of Seller's representations or warranties contained in this Agreement;

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          (xi)      An OEA (operation and easement agreement) estoppel
                    certificate if an OEA encumbers the Property; and

          (xii) A certified rent roll identifying all Tenants, their rental payments, commencement dates, expiration dates and delinquencies, if any.

     (c) Purchaser shall deliver to Seller/Title Company, on or before the Closing Date, the following closing documents in form mutually acceptable to the parties:

                         i.   duplicate counterparts of the Lease Assignment;

                         ii. duplicate counterparts of the Intangible Property Assignment;

                         iii. such documents, affidavits and statements as may
                              be reasonably required by the Title Company;

                         iv.  a signed Closing Statement; and

                         v.   the funds described in Section 2(b).

     (d) Possession of the Property shall be delivered to Purchaser at Closing, free of all leases, tenancies, licensees and occupants except those provided in EXHIBIT B attached hereto and by reference made a part hereof (hereinafter collectively referred to as the "Leases") and any described in the Permitted Exceptions (defined in Section 4(b)).

     4. CONTINGENCIES. Purchaser's obligation to close shall be contingent upon the following:

     (a)  TITLE INSPECTION. Purchaser, at Seller's expense, as set forth in
          Section 2(c) of this Agreement shall obtain the following documents:

          (i) a title commitment to issue a 1999 Form B Owner's title policy with extended coverage and all of Purchaser's required endorsements ("Title Commitment") from the Title Company, setting forth the condition of the title to the Property, and any exception thereto, as of the Effective Date;

          (ii) copies of all of the recorded exceptions described in the Title Commitment ("Title Documents"); and

          (iii) Seller's existing "as built" survey of the Property. Prior to Closing, Seller agrees to deliver an update to the existing survey, which update (the "Survey") shall be currently dated and be certified to the Purchaser, its

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                    successors and assigns and the Title Company as an ALTA/ACSM
                    1999 Survey and which will include all minimum standards detail requirements for ALTA/ACSM Land Title Surveys and all Table A Options and Responsibilities (other than topography) and which will reflect changes to the portion of the Property formerly leased by Kmart, including related parking areas, caused by the remodeling of such area.

     (b) TITLE INSPECTION PERIOD. Purchaser shall have a period, commencing from the date of Purchaser's receipt of the LAST item received of the Title Commitment, Title Documents and the Survey, and ending fifteen
          (15) days thereafter, in which to review the foregoing documents (the "Title Inspection Period"). In the event the Title Commitment discloses reservations, easements, restrictions, encroachments, conditions, rights of way, violations or other matters or exceptions (collectively referred to as "Title Objections") which would, in Purchaser's sole discretion, interfere with Purchaser's intended operation of the Property, Purchaser shall have the right to notify Seller of such Title Objections on or before the expiration date of the Title Inspection Period. Upon notifying Seller of any such Title Objections, Seller shall have fifteen (15) days thereafter in which to cure or remove such Title Objections. If such Title Objections are not cured or removed within said fifteen (l5)-day period, Purchaser shall have the option to terminate and cancel this Agreement by giving written notice thereof to Seller and to Title Company within fifteen
          (15) days after the expiration of said fifteen (15)-day cure period, and upon doing so, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further obligations to one another (except the indemnity set forth in Section 5). If Purchaser does not give notice of Title Objections by the expiration of the Title Inspection Period or if Purchaser gives such notice, Seller does not cure or remove the Title Objections within the fifteen (15)-day cure period and Purchaser does not terminate this Agreement within the fifteen (15) days following such cure period, then, in either event, the right of Purchaser to cancel this Agreement pursuant to this
          Section 4(b) shall expire and all matters shown on the Title Commitment shall be deemed "Permitted Exceptions." Seller is obligated, at its sole cost and expense, to remove or insure over Title Objections which are liens or encumbrances of a definite or ascertainable amount or other Title Objections which were caused by Seller's intentional actions.

     (c) GENERAL INSPECTION. Purchaser shall have a period commencing with the Purchaser's receipt of all of the Inspection Documents and ending thirty (30) days thereafter (the "General Inspection Period") in which to conduct a complete inspection of the Property and to conduct any investigations, including engineering and environmental investigations, and to review all of the operating and financial history of the Property, or feasibility studies of the Property, to review the Leases and the financial condition of the Tenants. If it should be determined by Purchaser, in Purchaser's sole discretion and judgment, that the Property is not suitable for the purposes which Purchaser intends to utilize the Property OR that the Leases, or the financial condition of the Tenants are

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          unsatisfactory, Purchaser may give written notice to Seller and the
          Title Company on or before the expiration of the General Inspection Period that this Agreement is terminated and is null and void for all purposes. Upon receipt by the Title Company of such written notice, and without written verification of Seller, the Earnest Money shall forthwith be returned by the Title Company to Purchaser and the parties hereto shall have no further obligation one to the other (except the Indemnity in Section 5).

     (d)  INSPECTION DOCUMENTS. Seller shall deliver to Purchaser within five
          (5) days after the Effective Date.

          (i) copies of all guaranties and warranties from any and all contractors and sub-contractors pertaining to the Property;

          (ii) copies of the real estate tax bills and notices of assessed valuation pertaining to the Property for the last calendar year;

          (iii) copies of all Leases, including any amendments, modifications and guaranties related thereto;

          (iv) copies of all information relating to any inducements, abatements, concessions or cash payments given to Tenants, CAM paid by Tenants and bills sent to Tenants;

          (v) copies of financial information for one year of operations of the Property;

          (vi) all maintenance records, service contracts and insurance policies maintained by Seller in connection with the Property;

          (vii)     certified rent roll;

          (viii)    zoning letter, if in Seller's possession; and

          (ix)      other items reasonably requested by Purchaser.

     5. ENTRY RIGHTS AND INDEMNIFICATION. At any time during business hours and upon reasonable prior written notice after the Effective Date, Purchaser and its agents, employees, contractors and representatives shall have the right, privilege and license of entering upon the Property for the purpose of making soil tests borings, utility studies, surveys, asbestos and hazardous waste studies, feasibility studies, engineering studies and any other studies and investigations as Purchaser deems necessary or desirable in connection with its investigation of the Property. Purchaser agrees to restore any damage done to the Property by Purchaser or anyone acting in Purchaser's behalf in making such investigations. Purchaser agrees to indemnify and hold Seller and Seller's agents harmless from and against all loss, cost, liability and expense suffered by Seller or Seller's agents as a result of the foregoing studies or the exercise of entry rights by Purchaser, its agents, employees or independent contractors.

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     6.   REPRESENTATIONS AND WARRANTIES.

     (a) Seller represents and warrants to Purchaser, to the best of Seller's knowledge, as follows as of the Effective Date and as of the Closing Date and will survive the Closing and transfer of the special warranty deed for a period of 365 days following Closing:

          (i) The only occupants of the Property are the tenants (the "Tenants") identified in the Leases described on EXHIBIT B, and no one has an option or right of first refusal to purchase the Property. The Leases are in full force and effect and in good standing and, except as otherwise expressly noted on Schedule I attached hereto, all buildouts have been completed. There are no uncompleted tenant improvements or concessions, there are no delinquencies in rental payments and all tenants are in possession of their premises and are paying full rent and pass throughs on a current basis. Seller has not received any notices of default from any Tenant and, to Seller's knowledge, neither the Seller nor any Tenant is in default of a Lease.

          (ii) Seller has not received any notice of any condemnation of or special assessment against the Property.

          (iii) There is no pending or threatened litigation in connection with the Property.

          (iv) Seller is not "foreign person" within the meaning of Section 1445(F)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

          (v) Seller has paid all unemployment taxes, if any, and Seller has no employees located at the Property.

          (vi) There are no contracts or agreements with third parties for services or supplies which cannot be cancelled by notice and without penalty upon thirty (30) days notice. Copies of all of the contracts or agreements affecting the Property have been delivered to Purchaser.

          (vii) This Agreement is duly authorized, executed and delivered by and binding upon Seller; Seller has the capacity and authority to enter into this Agreement and to consummate the transactions herein; and nothing prohibits or restricts the right or ability of Seller to close the transactions contemplated herein and to carry out the terms hereof.

          (viii) Seller has received no notices of violations of any applicable laws or any environmental laws or regulations.

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          (ix)      There shall be no leasing commissions due and payable on
                    account of any Lease or which may become due after Closing upon the renewal of the Lease as a result of any agreement entered into by Seller.

          (x) The structure of the improvements on the Property are in a good state of repair free of structural problems.

          (xi) The roofs of the Property are free of leaks other than those leaks repaired by Seller listed on Exhibit D (to be attached not later than five (5) days after the Effective Date) and those leaks covered by warranties.

          (xii) There is no personal property owned by Seller and used in the operation of the Property.

          As set forth in this Section 6, "Seller's knowledge" means the knowledge of Jodi Belpedio, a member of Seller. Jodi Belpedio is the person with the best knowledge of the items listed in this Sections 6 and 3(b)(x) of this Agreement.

     (b) Purchaser represents and warrants to Seller that as of the date hereof and as the Closing Date: (i) this Agreement is duly authorized, executed and delivered by and binding upon Purchaser; (ii) Purchaser has the capacity and authority to enter into this Agreement and to consummate the transactions herein, and (iii) nothing prohibits or restricts the right or ability of Purchaser to close the transactions contemplated herein and to carry out the terms hereof.

     7. NOTICES. All notices and requests permitted or required to be given hereunder shall be in writing and shall be deemed effective (a) on the date delivered; if hand delivered, (b) on the date mailed by registered or certified U.S. Mail, return receipt requested, with adequate postage affixed, if mailed registered or certified mail, (c) on the date when sent, charges prepaid, if delivered by reputable commercial overnight delivery service or U.S. Express Mail as evidenced by service receipt or by Express Mail postmark or (d) by facsimile transmission to the fax numbers listed below, but only if confirmation that such facsimile transmission has been received by the person to be notified has been confirmed by the notifying party. All notices shall be addressed to the addressee stated hereinbelow or at such other address as either party shall designate in writing in the manner hereinabove set forth.

     Address of Purchaser:     Inland Real Estate Acquisitions, Inc.
                               2901 Butterfield Road
                               Oak Brook, IL 60523
                               Attention: Lou Quilici
                               Phone: (630) 218-4925
                               Fax: (630) 218-4935

     With a copy to:           Inland Real Estate Acquisitions, Inc.
                               2901 Butterfield Road
                               Oak Brook, IL 60523

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                               Attention: Gary Pechter, Sr. Counsel
                               Phone: (630) 645-2084
                               Fax: (630) 218-4900

     Address of Seller:        Rubenstein Real Estate Co., LC
                               4350 Shawnee Mission Parkway
                               Shawnee Mission, KS 66205
                               Attention: Jodi Belpedio
                               Phone: (913) 362-1999
                               Fax: (913) 362-1969

     With a copy to:           Husch & Eppenberger, LLC
                               1200 Main Street, Suite 1700
                               Kansas City, Missouri 64105
                               Attention: Michelle Roman
                               Phone: (816) 421-4800
                               Fax: (816) 421-0596

     8. BINDING UPON SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement may not be assigned by Purchaser without the prior consent of Seller, except to affiliates of Purchaser or to a single purpose limited liability company; provided that, upon any such assignment, Purchaser will not be relieved of its obligations hereunder. Except as expressly set forth in this Agreement, Seller may not assign its obligations under this Agreement.

     9. EMINENT DOMAIN AND CASUALTY. In the event between the Effective Date and the Closing Date, all or any portion of the Property shall be taken by eminent domain, or shall become the subject of eminent domain proceedings threatened or commenced or the improvements located on the Property shall be destroyed or materially damaged by fire or other casualty, Seller shall immediately notify Purchaser thereof, and immediately provide Purchaser with copies of any written communications from any condemning authority or details of the casualty, as appropriate. If any of said events occur Purchaser shall notify Seller in writing within ten (10) business days following Seller's notice described above, of Purchaser's intent to terminate this Agreement and have the Earnest Money returned to Purchaser, or to proceed to closing this transaction. If any of said events occur and Purchaser elects to consummate this transaction,
(a) if the transfer to the condemning authority takes place prior to Closing hereunder, the remainder of the Property shall be conveyed to Purchaser at Closing; (b) if the transfer to the condemning authority has not taken place prior to Closing, the entire Property shall be conveyed to Purchaser at Closing hereunder; (c) if Seller has received payment for such condemnation or taking prior to the Closing hereunder, the amount of such payment shall be a credit against the Purchase Price payable by Purchaser hereunder; (d) if Seller has not received such payment at the time of Closing, Seller shall assign to Purchaser all claims and rights on account of or arising out of such taking and (e) in the event of a fire or other casualty, Seller will credit the Purchaser with any amount received from insurance or other parties as a result of such

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casualty, assign Seller's rights to Purchaser in and to any insurance proceeds or third-party claims and credit Purchaser with any self-retained or deductible amounts.

     10. MISCELLANEOUS, EFFECTIVE DATE AND STATE LAW. Whenever it is provided in this Agreement that days shall be counted, the first day to be counted shall be the day following the date of which the event causing the period to commence occurs. If the day for performance of any action hereunder falls on a Saturday, Sunday or legal holiday, then the time for performance shall be deemed extended to the next succeeding business day. The term "Effective Date" as used in this Agreement, shall mean the date of execution by the last of the parties hereto to execute this Agreement. This Agreement shall be construed under the laws of the State of Kansas. This Agreement may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

     11. BROKER'S COMMISSION. Purchaser represents and warrants that it has not dealt with any broker, agent or other person in connection with this transaction, and that no broker, agent or other person brought about this transaction, other than Block and Company, Inc. Seller represents and warrants that it has not dealt with any broker, agent or other person in connection with this transaction, and that no broker, agent or other person brought about this transaction, other than Rubenstein Real Estate Co., LC. At the Closing (and only if there is a Closing), Seller shall pay a brokerage commission to Block and Company, Inc. in the amount of Seventy-Five Thousand Dollars ($75,000) and a commission to Rubenstein Real Estate Co., LC pursuant to a prior written agreement. No commission will be payable in the event a Closing does not occur for any reason whatsoever. Purchaser and Seller agree to indemnify and hold harmless the other from and against any claims by any broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with respect to this transaction.

     12. DEFAULT. If the sale and purchase of the Property as contemplated by this Agreement is not consummated because of Purchaser's default, then Seller shall have the right to receive the Earnest Money as liquidated damages as its sole and exclusive remedy. If the sale and purchase of the Property as contemplated by this Agreement is not consummated because of Seller's default, the Purchaser shall have the right to either (i) file an action for specific performance or (ii) terminate the Agreement, receive a return of the Earnest Money and sue Seller for any damages incurred as a result of Seller's default. The prevailing party in any action brought to enforce this Agreement shall receive from the non-prevailing party, a refund of all expenses, including reasonable attorneys fees, incurred by the prevailing party as a result of any claim or action commenced hereunder. Nothing contained herein shall be deemed to limit either parties' damages for any breach by the other party of a representation or warranty or any indemnity contained in this Agreement.

     13. MODIFICATIONS. This Agreement may not be modified or amended except by the written agreement of Purchaser and Seller.

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     14.  OPERATION OF PROPERTY PRIOR TO CLOSING. Except as expressly consented to by Purchaser in writing, Seller agrees that, prior to Closing:

          (a) neither Seller nor its agents or representatives shall enter into any new leases, contracts or other agreements, whether oral or written, pertaining to any portion of the Property or the Intangible Property after the Title Inspection Period and General Inspection Period have ended and all of Purchaser's conditions to Closing have terminated or been waived. In the event Seller desires to enter into any new leases, contracts or other agreements, whether oral or written, pertaining to any portion of the Property or the Intangible Property prior to expiration of the Title Inspection Period or General Inspection Period, Seller will deliver copies of all such documents to Purchaser and Purchaser will have ten (10) days to review and approve or disapprove any such lease contract or other agreement. If necessary, the General Inspection Period will be extended to permit Purchaser the benefit of such ten (10)-day period for review and approval of any new lease, contract or other agreement.

          (b) Seller shall cause the Property to be maintained in their present condition, ordinary wear and tear excepted.

          (c) Seller agrees to cooperate fully with Purchaser and Purchaser's representatives to facilitate Purchaser's evaluations, reports and an audit of the books and records of the Property.

     15. WAIVER. Either party shall have the right to waive any condition or contingency in this Agreement for the benefit of the party granting such waiver. Any such waiver shall be in writing and shall be signed by the party waiving such condition or contingency.

     16.  CLOSING CONTINGENCIES.

          (a) Notwithstanding the satisfaction or waiver of the contingencies specified in Section 4 hereof, Purchaser shall not be obligated to close hereunder unless Purchaser can obtain from Title Company on the Closing Date a standard ALTA owner's title insurance policy form B-1999 in accordance with this Agreement, insuring fee simple title to the Property in Purchaser subject to the Permitted Exceptions, with a 3.1 zoning endorsement, a survey endorsement, a contiguity endorsement, and an access and public road endorsement, and deleting all standard exceptions including, without limitation, the survey and mechanic's lien exceptions. In the event that such contingency shall not be satisfied or met by the Closing Date, Purchaser, at its option, may waive the satisfaction thereof or terminate this Agreement, and if Purchaser shall terminate this Agreement, Purchaser shall receive a return of the Earnest Money and all further rights and obligations of the parties hereunder shall be terminated (except the indemnity set forth in Section 5).

          (b) Purchaser acknowledges that Seller is currently remodeling a portion of the Property formerly leased to Kmart for the new tenants, T. J. Max, Michael's and Cost World Plus. In the event such remodeling is not completed prior to the Closing Date, the Closing Date shall be extended to a date ten (10) days following completion of such remodeling. Seller will use its best efforts to and will complete all construction work on the Property as required in the Leases and as is necessary to ensure that all of the tenants of the Property will obtain possession of their leased premises by Closing and pay all rent and pass throughs on a current basis. All work will be completed lien free and in a good and workmanlike manner in accordance with all laws and as required by the terms of the Leases. Seller shall remain liable for all call back and punch list or guaranty work and will assign Purchaser all warranties and guaranties at Closing.

          (c) All Seller's representations will be true and correct at Closing.

          (d) All Tenants will be paying rent and pass throughs on a current basis except for Cost World Plus and the tenants operating the Old Navy and Famous Footwear stores located on the Property who may be paying percentage rent for a period not to exceed sixty (60) days after Cost World Plus has opened for business and Seller will be responsible for and credit Purchaser at Closing with any shortfall in rents and pass throughs between those amounts payable by Cost World Plus pursuant to its Lease upon completion of construction and all amounts being paid by such tenant.

     17. RISK OF LOSS. The risk of loss or damage to the Property until the Closing shall be borne by Seller.

     18.  TIME IS OF THE ESSENCE. Time is of the essence in this Agreement.

     19.  ADJUSTMENTS AND PRORATIONS.

          (a)       RENTS.

                    (i) All Rents collected or collectible by Seller for the month of Closing shall be prorated by means of a credit to Purchaser's pro-rata share thereof.

                    (ii) All Rents which are prepaid for any period after the month of Closing or which are payable in advance for any such period shall be credited to Purchaser.

                            (iii) All Rents for Cost Plus World will be prorated in the manner described in Section 16(d) above.

          (b) SECURITY DEPOSITS. The amount of all security and other tenant deposits and interests due thereon, if any (other than any such deposit used to offset any unpaid rent as provided below), shall be credited to Purchaser at Closing.

          (c) UTILITY CHARGES. To the extent not payable by the Tenants directly to the applicable utilities, water, electricity, sewer, telephone and other utility charges shall be prorated based, to the extent practicable, on final meter readings and final invoices, and if not practicable, on the basis of the most recently available bills (subject to readjustment on receipt of bills covering the period in which Closing occurs).

          (d)       CAM RECONCILIATION.

                    (i) Certain of the Leases contain tenant obligations to pay for common area expenses, operating expenses, utilities, insurance premiums and costs and/or additional charges of any other nature relating to the Property and/or certain portions thereof (collectively, the "CAM Charges"). Tenants that are obligated to reimburse for CAM Charges pay one-twelfth (1/12) of an annually budgeted amount per month (each a "Monthly CAM Reimbursement Payment") during each calendar year. All Monthly CAM Reimbursement Payments due and payable (regardless of whether collected) under the Leases for the calendar month in which Closing occurs shall be pro-rated between Seller and Purchaser, on a per diem basis, with Seller providing a credit to Purchaser at Closing for its share of those Monthly CAM Reimbursement Payments received by Seller based on the number of days from and including the Closing Date to the end of the month.

                    (ii) At Closing, Seller will credit Purchaser with any credit balance, if any, in any tenant's CAM charges account. With respect to the period from January 1, 2004 to the Closing Date, Seller and Purchaser shall work together in good faith after Closing to compare on a tenant-by-tenant basis the actual CAM Charges incurred by Seller with respect to such tenant and the actual Monthly CAM Reimbursement Payments received by Seller from such tenant up to the Closing Date. Seller and Purchaser shall mutually agree upon and sign a schedule that sets forth on a tenant-by-tenant basis a reconciliation based upon those actual expenses incurred by Seller and reimbursements received by Seller (each a "Reconciliation"). The Reconciliation shall be completed not later than thirty (30) days after Purchaser and the tenants of the Property have reconciled CAM Charges for the 2004 calendar year and Seller and Purchaser, as the case may be, will pay the other party, not later than ten (10) days following completion of the Reconciliation, any amount determined to be owing to such party pursuant to the Reconciliation. Seller and Purchaser agree to cooperate with each other in connection with the reconciliation of percentage rent, CAM Charges and other charges passed through to tenants under the Leases for calendar year 2004.

          (e)       TAXES.

                    (i) Lot 3 (described in Tract 1 on Exhibit A) is taxed as a separate tax parcel and the Tenant of such lot pays taxes directly, therefore, there shall be no tax proration for Lot 3.

                    (ii) All taxes and installments of special assessments becoming due and accruing during the 2004 calendar year for Lot 2 (described in Tract 1 on Exhibit A) shall be prorated between Seller and Purchaser as follows:

     On or before Closing, Seller will pay the second installment of taxes and installments for the 2003 tax year payable in May, 2004. At Closing, Seller will credit Purchaser for all (i) monthly amounts collected for real estate and other taxes and installments of special assessments from any tenant who pays estimated taxes on a monthly basis, (ii) monthly amounts for all spaces which were vacant for any portion of 2004 from January 1, 2004 until the earlier of (x) a tenant occupying such vacancy and paying estimated taxes on a monthly basis or (y) the Closing Date and (iii) monthly amounts from any tenant paying percentage rent in lieu of basic minimum rent from January 1, 2004 until such tenant has commenced or is anticipated to commence being responsible for payments of real estate taxes or special assessments for its leased premises.

          (f) CALCULATION OF PRORATIONS. For purposes of calculating prorations:

                    (i) Purchaser shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, through and including the Closing Date.

                    (ii) All prorations shall be made on the basis of the actual number of days of the applicable billing period which shall have elapsed as of the Closing Date and the actual number of days in such applicable billing period.

                    (iii)   The amounts of all such prorations shall be final.

     20. TRANSFER TO MEMBERS. Purchaser acknowledges that, prior to Closing, Seller may distribute its assets, including the Property, to its members and each member would then transfer its interest in the Property to Purchaser pursuant to a separate special warranty deed as provided herein. Each member will expressly assume the obligations of Seller hereunder and both the Seller and each such member will be liable on a joint and several basis for Seller's obligations under this Agreement. Any member may elect to affect the sale of the Property as an exchange pursuant to Section 1031 of the Internal Revenue Code. Purchaser agrees to cooperate in the accomplishment of these actions, provided that Purchaser shall incur no liability or expense beyond those inherent in an acquisition of the Property nor be delayed in the Closing.

     21. CONFIDENTIALITY. The terms of this Agreement and any other information disclosed to or received by Purchaser in connection with the sale of the Property contemplated herein (the "Confidential Information"), is of a confidential nature. Seller and Purchaser agree that such Confidential Information will be kept confidential and will be disclosed only to those employees, officers, directors, representatives, agents or advisors (i) that require such information for the purpose of evaluating the transactions described in this Agreement, (but to the extent practicable, only such part that is so required) and (ii) who are informed of the confidential nature of such Confidential Information and the obligation to not disclose the same. In the event the sale of the Property does not close, Purchaser shall immediately return all Confidential Information to Seller.

     22. AS-IS CONDITION. Except for the express representations and warranties of Seller set forth in the special warranty deed or this Agreement, Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspections and investigations of the Property, and that Purchaser will be purchasing the Property "as is" and "with all faults", based upon the condition of the Property as of the date of this Agreement, ordinary wear and tear excepted and that Seller makes no warranty or representation, of any kind or nature, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, merchantability or fitness for a particular purpose, in respect of the Property. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller arising from any actions described herein. Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller relating directly or indirectly to the existence of asbestos or hazardous materials or substances on, or environmental conditions of, the Property, whether known or unknown. The provisions of this section shall survive the Closing and transfer of the special warranty deed.

     23. ENTIRE AGREEMENT. This Agreement, together with Exhibits A and B, represents the entire agreement and understanding of the parties hereto with reference to the transactions set forth herein, and no representations, warranties or covenants have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. The Exhibits attached hereto are a part of this Agreement as if fully set forth herein.

     24. ACCEPTANCE. This Agreement is presented to Seller for acceptance in triplicate originals, executed by Purchaser, and shall be of no force or effect unless on or before 5:00 p.m. on February 27, 2004, Purchaser has received two originals duly executed by Seller evidencing Seller's acceptance hereof. If Purchaser does not receive such duly-executed originals within that time, this Agreement shall be of no force or effect.

     IN WITNESS WHEREOF, said parties hereunto subscribe their names executed in three (3) originals.

PURCHASER:                     INLAND REAL ESTATE ACQUISITIONS, INC.,
                               a Delaware corporation


                               By:  /s/ Lou Quilici
                                  ----------------------------------------------
                                    Lou Quilici, Senior Vice President

                               Date: Feb 26, 2004


SELLER:                        PINE RIDGE PLAZA, LLC,
                               a Missouri limited liability company


                               By:  /s/ Peter W. Brown
                                  ----------------------------------------------
                                    Peter W. Brown, Manager

                               Date: Feb 27, 2004


             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

                                    EXHIBIT A

                                Legal Description


     TRACT 1:

     LOTS 2 and 3, PINE RIDGE PLAZA ADDITION, a subdivision in the City of Lawrence, Douglas County, Kansas.


     TRACT 2:

     An easement interest in:

     A tract of land in LOT 1, PINE RIDGE PLAZA ADDITION, a subdivision in the City of Lawrence, Douglas County, Kansas, described as follows: Beginning at the Southwest corner of said Lot 1; then North 87 degrees 44 minutes 45 seconds East, along the South line of said Lot 1, a distance of 40.00 feet; thence North 02 degrees 17 minutes 30 seconds West, parallel with the West line of said Lot 1, 75.00 feet; thence Westerly to the West line of said Lot 1 at a point 80.00 feet North of the Southwest corner thereof; then South, along the West line of sale Lot 1, 80.00 feet to the point of beginning.

                                    EXHIBIT B

2/26/04                  RUBENSTEIN REAL ESTATE CO., LC                  2:31 pm

User: SJE                     Commercial Rent Roll                     Page:   1

                      Report Date From: 2/01/04 To: 2/28/04

Property: PINE RIDGE PLAZA, LLC
          LAWRENCE, KS

                                                                TERM                     PRORATED               BASE RENT
                                               SQ. FOOT   -----------------  UNIT INFO   BASE RENT   RENT PER   INCREASE
           TENANT               UNIT REF NO.   OCCUPIED    FROM       TO     BASE RENT     ANNUAL    SQ FT/TR     (DATE)
-----------------------------   ------------   --------  --------  --------  ---------   ---------   --------   ---------
KOHL'S DEPARTMENT STORE, INC.   700-3           80656     3/01/98   1/30/19   30000.00   360000.00      4.46     3/01/98
                                        Comments: ADMIN FEE EXCLUSIVE OF UTILITIES, TAXES & INS                  3/01/09
                                                  LL & T SHALL HAVE RIGHT W/90 DAYS NOTICE TO ASSUME/            3/01/14
                                                  REQUIRE RESPONSIBILITY FOR MAINTENANCE AND REPAIR
                                                  OF COMMON AREAS.

IHOP                            700-6               0    11/02/99  11/30/19    4584.00    55008.00      0.00     12/01/02
                                                                                                                 12/01/04
                                                                                                                 12/01/14

FAMOUS FOOTWEAR                 700-303         12000     5/24/01   5/31/11   13000.00   100000.00     15.00      6/01/01
                                        Comments: T SHALL REPORT SALES MONTHLY. TERMINATION-T SHALL               6/01/06
                                                  HAVE RIGHT TO TERMINATE IN THE EVENT SALES MADE DURING
                                                  49-60 MONTHS ARE LESS THAN $2,500,000. TERMINATION
                                                  PENALTY $30,000 WITH 3 MONTH NOTICE TO LL AFTER 12
                                                  MONTHS PERIOD.

OLD NAVY                        700-103         22000     7/08/01   7/31/06   18333.33   219999.96     10.00      7/01/01

BATH & BODY WORKS, INC.         700-105          2500     1/17/02   1/31/12    3125.00    37500.00     15.00      1/01/02
                                        Comments: TENANT MAINTAINS FIRE/SPRINKLER SYSTEM WITHIN                   1/01/07
                                                  DEMISED PREMISES. CAM CAPPED AT .43/YEAR EXCLUDES
                                                  SNOW, SAND, INS & UTILITIES. TERMINATION RIGHT 30
                                                  DAYS NOTICE TO LL GIVEN WITHIN 90 END OF 36 FULL
                                                  MONTHS AND END OF 60TH MONTH.

HORST'S DIAMOND SHOP            700-106          1375     2/01/02   1/31/12    2063.50    24750.00     18.00      2/01/02
                                        Comments: IF TENANT BUSINESS IS INTERRUPTED FOR MORE THAN 30              2/01/05
                                                  DAYS, RENT SHALL BE ABATED FOR PERIOD OF INTERRUPTION           2/01/07
                                                                                                                  2/01/10

DEALS, NOTHING OVER A DOLLAR    700-107          9862     8/01/02   1/31/08   10683.83   128205.96     13.00      9/01/02
                                        Comments: PREMISES SHALL BE SEPARATELY METERED AT TIME OF
                                                  DELIVERY TO TENANT. T CAN CONDUCT SEASONAL SIDEWALK
                                                  SALES W/30 DAYS NOT T RIGHT TO SELF INS. FOR LIAB,
                                                  FIRE & EXTENED. T PAYS $1,500 TO LL FOR ASSIGN OR
                                                  SUBLET. SNOW SALT & INS EXCLUDED CAP.

ELECTRONICS BOUTIQUE OF AM      700-108          2190     3/24/03   3/24/08    3421.88    41062.56     18.75      4/01/03

ASSON ENTERPRISES INC.          700-109          2190     5/09/03   5/31/08    2609.75    31317.00     14.30     10/01/03
                                        Comments: IN THE EVENT OF DEFAULT, FRANCHISOR MUST BE NOTIFIED
                                                  TENANT RESPONSIBLE FOR HVAC

& B DELI, INC.                  700-110          5000     4/01/02   2/28/12    7500.00    90000.00     18.00      4/01/02
                                        Comments: $1,000 ASSIGNMENT/SUBLET FEE PAYABLE TO LL. TENANT              4/01/07
                                                  TO PROVIDE FINANCIAL EACH YEAR. REPORT GROSS SALES
                                                  FOR 3 YEARS EXTERMINATING SVCS EVERY QUARTER SEE
                                                  RESTARAUNT RIDER 1 CONSTRUCTION ALLOWANCE $86,000
                                                  PAID BY LL.


                                 BASE RENT
                                 INCREASE    --OPERATING EXPENSE--   --REAL ESTATE TAX--   --CPI EXPENSE---  ----GROSS RENTS-----
           TENANT                (AMOUNT)     MONTH      SQ FT/YR      MONTH    SQ FT/YR    MONTH  SQ FT/YR   SQ FT/YR    TOTAL
-----------------------------   ----------   ---------------------   ---------  --------   ------- --------  ---------  ---------
KOHL'S DEPARTMENT STORE, INC.   30,000.00    2,650.00        0.39        0.00      0.00       0.00    0.00        4.86   32,650.00
                                32,281.67
                                34,176.17

IHOP                             4,584.00        0.00        0.00        0.00      0.00       0.00    0.00        0.00    4,384.00
                                 5,042.00
                                 5,546.00

FAMOUS FOOTWEAR                 15,000.00      410.00        0.41    1,650.00      1.65       0.00    0.00       17.06   17,060.00
                                16,000.00

OLD NAVY                        28,333.33      700.00        0.38        0.00      0.00       0.00    0.00       10.38   19,033.33

BATH & BODY WORKS, INC.          3,125.00      115.00        0.55      215.00      1.03       0.00    0.00       16.58    3,455.00
                                 3,229.17

HORST'S DIAMOND SHOP             2,062.50      100.00        0.87      110.00      0.96       0.00    0.00       19.83    2,272.50
                                 2,177.00
                                 2,291.67
                                 2,406.25

DEALS, NOTHING OVER A DOLLAR    10,683.83      493.10        0.60      904.02      1.10       0.00    0.00       14.70   12,080.95

ELECTRONICS BOUTIQUE OF AM       3,421.88       78.48        0.43      200.75      1.10      31.03    0.17       20.45    3,732.14

ASSON ENTERPRISES INC            2,609.75      178.85        0.98      273.75      1.50      47.45    0.26       17.04    3,109.80

& B DELI, INC.                   7,500.00      262.00        0.63      460.00      1.10       0.00    0.00       19.73    8,222.00
                                 8,250.00

2/26/04                  RUBENSTEIN REAL ESTATE CO., LC                  2:31 pm

User: SJE                     Commercial Rent Roll                      Page:  2

                      Report Date From: 2/01/04 To: 2/28/04

Property: PINE RIDGE PLAZA, LLC
          LAWRENCE, KS


                                                                TERM                     PRORATED               BASE RENT
                                               SQ. FOOT   -----------------  UNIT INFO   BASE RENT   RENT PER   INCREASE
           TENANT               UNIT REF NO.   OCCUPIED    FROM       TO     BASE RENT     ANNUAL    SQ FT/TR     (DATE)
-----------------------------   ------------   --------  --------  --------  ---------   ---------   --------   ---------
CUST PLUS, INC.                 700-200         18297                             0.00        0.00      0.00

OX COMPANIES, INC.              700-205         25420                             0.00        0.00      0.00     4/01/04
                                                                                                                 4/01/09

MICHAELS STORES INC.            700-210         24628     1/15/04   2/28/14   16625.00   199500.00      8.10     3/15/04
                                        Comments: LANDLORD RESP FOR MAINTENANCE OF HVAC FOR FIRST                4/02/04
                                                  5 YEARS TENANT RESP FOR PREVENTATIVE MAINTENANCE
                                                  CONTRACT 4 FIVE YEAR OPTIONS OF RENEWAL

BED BATH & BEYOND, INC.         700-215         26797    10/15/03   3/31/14   20000.00   240000.00      8.96     1/02/04
                                        Comments: REPAIRS NOT ALLOWED IN COMMON AREA IN AUG, NOV &
                                                  DEC EXCEPT EMERGENCY. IT TO HAVE TRASH COMPACTOR
                                                  AT IT COST. IT RESP FOR HVAC AFTER 1 YEAR ANNIV OF
                                                  DELIVERY DATE. LL RESP FOR STRUCTURE, ROOF JOISTS,
                                                  ROOF, EXT WALLS & PAINT, FOUND & GUTT

-----------------------------   ------------   --------  --------  --------  ---------   ---------   --------   ---------
TOTALS:                                        232913                        133945.29   1607343.48      6.90

     Total Occupied Square Feet  :             232913
     Total Vacant Square Feet    :                  0

-----------------------------   ------------   --------  --------  --------  ---------   ---------   --------   ---------
GRANT TOTALS:                                  232913                        133945.29   1607343.48      6.90

     Total Occupied Square Feet  :             232913
     Total Vacant Square Feet    :                  0


                                 BASE RENT
                                 INCREASE    --OPERATING EXPENSE--   --REAL ESTATE TAX--   --CPI EXPENSE---  ----GROSS RENTS------
           TENANT                (AMOUNT)     MONTH      SQ FT/YR      MONTH    SQ FT/YR    MONTH  SQ FT/YR   SQ FT/YR    TOTAL
-----------------------------   ----------   ---------------------   ---------  --------   ------- --------  ---------  ----------
CUST PLUS, INC.                      0.00        0.00        0.00        0.00      0.00       0.00    0.00        0.00        0.00

OX COMPANIES, INC.              18,005.83        0.00        0.00        0.00      0.00       0.00    0.00        0.00        0.00
                                19,065.00

MICHAELS STORES INC.             9,312.50        0.00        0.00        0.00      0.00       0.00    0.00        8.10   16,625.00
                                16,625.00

BED BATH & BEYOND, INC.         20,000.00    1,600.00        0.72        0.00      0.00     400.00    0.18        9.85   22,000.00

-----------------------------   ----------   ---------------------   ---------  --------   ------- --------  ---------  ----------
TOTALS:

     Total Occupied Square Feet  :            6,587.43       0.34     3,813.52     0.20     478.48    0.02        7.46  144,824.72
     Total Vacant Square Feet    :

-----------------------------   ----------   ---------------------   ---------  --------   ------- --------  ---------  ----------
GRANT TOTALS:                                 6,587.43       0.34     3,813.52     0.20     478.48    0.02        7.46  144,824.72

     Total Occupied Square Feet  :
     Total Vacant Square Feet    :

                                    EXHIBIT C

                           TENANT ESTOPPEL CERTIFICATE

 To: _____________________, its Successors and Assigns ("Purchaser")
     2901 Butterfield Road
     Oak Brook, Illinois 60523

     ___________________________________________("Lender")

 Re:
     __________________________
     __________________________
     __________________________ (the "Property")


Gentlemen:

     The following statements are made with the knowledge that you, as purchaser ("Purchaser"), are relying on them in connection with your purchase of the Property and the assignment to you of the lease referred to below in connection therewith, and you and your successors and assigns and successor owners of the Property, as well as Lender and any other mortgage lender on the Property and the current Landlord (as hereafter defined) may rely on them for all purposes.

     The undersigned ("Tenant"), being the Tenant under the lease referred to in Paragraph 1 below and attached hereto as Schedule 1, covering certain premises ("Leased Premises") at the Property, hereby certifies to you that the following statements are true, correct and complete as of the date hereof:

     1. Tenant is the tenant under a lease (the "Lease") currently with ________________, as landlord ("Landlord"), dated________________, 20_____, demising to Tenant approximately _______(_____) square feet at the Property, a true, correct and complete copy of which is attached hereto as Schedule 1. The term Lease includes all amendments and modifications to the Lease and other agreements with respect thereto. There have been no amendments, modifications or other agreements relating to the Lease except as attached hereto on Schedule 1. Possession of the Leased Premises was delivered to Tenant on________, ____, 20_____. The initial term of the Lease commenced on ________, 20_____, and will expire on ________ 20____, exclusive of unexercised renewal options and extension options contained in the Lease. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Leased Premises, except as provided in the Lease or except as follows: (if none, write "none"):______________. The net rentable square footage of the entire shopping center on the Property is ________square feet.

     2. The Lease has been duly authorized and executed by Tenant and is in good standing and in full force and effect.

     3. Tenant has accepted and is presently occupying the Leased Premises. Neither the Lease nor any interest in it has been assigned, transferred, or mortgaged by Tenant, and no sublease, concession agreement or license covering the Leased Premises, or any portion of the Leased Premises, has been entered into by Tenant, except as follows: (if none, write "none"):
___________________.

     4. Tenant is currently obligated to pay fixed or base rent under the Lease in the annual amount of_____________________________Dollars ($______________ ), payable in monthly installments of__________ Dollars ($__________ ). Rent has been paid under the Lease through _________________________________, 20_____ and no sums have been prepaid to Landlord, either as the last month's rent or otherwise, except as follows:
(if none, write "none"):_____________________. No sums have been deposited with Landlord other than ________________________________Dollars
($____________________) deposited as security under the Lease. Except as specifically stated in the Lease, Tenant is entitled to no rent concessions, free rent, allowances or other similar compensation in connection with renting the Leased Premises. Tenant is currently paying monthly installments of $__________________________as common area maintenance, tax and other expense pass-through rentals due under the Lease in addition to the base rent described above.

     5. To Tenant's knowledge, neither Landlord nor Tenant is in default under the Lease beyond any applicable cure period and, to Tenant's knowledge, no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default. Tenant has no knowledge of any setoffs, claims or defenses to enforcement of the Lease in accordance with its terms.

     6. Without limiting the generality of the statement made in Paragraph 1 above, except as specifically stated in the Lease, Tenant has not been granted
(a) any option to extend the term of the Lease, (b) any option to expand the Leased Premises or to lease additional space within the Property, (c) any right of first refusal on any space at the Property, (d) any option or right of first refusal to purchase the Leased Premises or the Property or any part thereof, or
(e) any option to terminate the Lease prior to its stated expiration.

     7. Neither Tenant nor any guarantor of Tenant is the subject of any bankruptcy, reorganization, insolvency, readjustment of deft, dissolution or liquidation proceeding, and to the

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

best knowledge of Tenant no such proceeding is contemplated or threatened.

     Executed this___________________ day of______, 2004.

                                              TENANT

                                              ----------------------------------


                                              By:
                                                 -------------------------------
                                              Print Name:
                                                         -----------------------
                                              Title:
                                                    ----------------------------


     By execution of this Tenant Estoppel Certificate, the undersigned confirms that it is the guarantor ("Guarantor") of the Lease pursuant to that certain guaranty ("Guaranty") dated______________, 20___. The Guaranty has not been amended, modified or released. Neither the Tenant nor the Landlord is in default of the Lease or the Guaranty, Guarantor, as of the date hereof, has no defenses to enforcement of the Guaranty and the Guaranty remains in full force and effect in accordance with its terms.

                                              GUARANTOR:


                                              By:
                                                 -------------------------------
                                              Print Name:
                                                         -----------------------
                                              Title:
                                                     ---------------------------
                                              Date:
                                                   -----------------------------

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